Exhibit 99.1

ShotSpotter Reports Fourth Quarter and Full Year 2019 Financial Results

Company Achieves Third Consecutive Quarter of Profitability with Net Income of $1.3 Million and Adjusted EBITDA1 of $3.2 Million

NEWARK, CA – February 18, 2020 – ShotSpotter, Inc. (NASDAQ: SSTI), the leader in acoustic gunshot detection and precision policing solutions that help law enforcement officials and security personnel prevent and reduce gun violence, today reported financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter 2019 Financial and Operational Highlights

●	Revenues increased 12% to $10.9 million, up from $9.7 million for the fourth quarter of 2018.
●	Gross profit margin increased by 400 basis points to 62% from 58% for the fourth quarter of 2018.
●	Net income totaled $1.3 million, an improvement from net income of $302,000 for the fourth quarter of 2018.
●	Adjusted EBITDA[1] increased to $3.2 million as compared to $2.1 million for the fourth quarter of 2018.
●	Added 34 net new “go-live” square miles of coverage during the quarter with zero attrition.
●	Strong balance sheet with $24.6 million in cash and cash equivalents at the end of the quarter.
●	Company reaffirms 2020 revenue guidance of $48 million to $50 million and expects to remain GAAP profitable on an annual basis.

Full Year 2019 Financial and Operational Highlights

●	Revenues increased 17% to $40.8 million, up from $34.8 million in 2018.
●	Gross profit margin increased by 500 basis points to 60% from 55% for 2018.
●	Achieved first full year of profitability with net income of $1.8 million, an improvement from a net loss of $2.7 million for 2018.
●	Adjusted EBITDA[1] increased to $9.4 million as compared to $3.6 million for 2018.
●	Added 82 net new “go-live” square miles of coverage, bringing the total live square miles at December 31, 2019 to 730.
●	Repurchased 257,824 shares of stock for approximately $6.7 million under stock buyback program.

1See the section below titled “Non-GAAP Financial Measures” for more information about adjusted EBITDA,

and its reconciliation to GAAP net income (loss).

Management Commentary

“The fourth quarter marked a strong finish to a year in which we proved the resilience of our business and saw the leverage of our operating model begin to enter its full stride,” said Ralph Clark, CEO of ShotSpotter. “While the double-digit revenue growth we recognized in the fourth quarter is modest by our standards, we achieved even larger percentage increases in net income and adjusted EBITDA compared to the fourth quarter of 2018. The increase in topline revenues coupled with improvements in profitability was not just a theme for the quarter, but for the full year 2019 as well.

“During the fourth quarter, we added 34 net new live miles, 16 of which were in three new cities in Puerto Rico. We also added Dayton, OH, as a new city and experienced zero customer attrition. These operational achievements were integral to the 82 net new live miles we added in 2019. During the year, we also made strategic investments to improve our customer success and go-to-market capabilities, which we believe have enhanced our ability to capitalize on new opportunities.

“Thanks to the grit of the ShotSpotter team and our mission-fueled execution, we stayed on point and entered 2020 with significant momentum. We started the year with approximately $43 million in annual recurring revenue and expect to grow topline GAAP revenues by approximately 20% in 2020 compared to 2019, while continuing to generate net income on an annual basis. Our mission remains unchanged, and we look forward to expanding our impact to help improve the efficacy of law enforcement globally in the fight to reduce gun violence.”

Fourth Quarter 2019 Financial Results

Revenues for the fourth quarter of 2019 increased 12% to $10.9 million from $9.7 million for the same period in 2018. The increase in revenues was due to growth in the number of miles covered, which was driven by expanded deployments with current customers as well as the addition of new customers.

Gross profit for the fourth quarter of 2019 increased 21% to $6.8 million (62% of revenues) from $5.6 million (58% of revenues) for the same period in 2018. The increases in both gross profit and gross margin were primarily a result of greater revenues spread across semi-fixed costs.

Total operating expenses for the fourth quarter of 2019 increased 8% to $5.6 million from $5.1 million for the same period in 2018. The increase in operating expenses was primarily due to on-going investments in sales and marketing, customer success, and infrastructure staffing, as well as an increase in insurance costs.

Net income totaled $1.3 million or $0.12 per share basic and $0.11 per share diluted (based on 11.4 million basic and 11.8 million diluted weighted average shares outstanding), an improvement from net income of $302,000 or $0.03 per share (based on 10.8 million basic and 10.7 million diluted weighted average shares outstanding) for the same period in 2018.

Adjusted EBITDA for the fourth quarter of 2019 totaled $3.2 million, up from $2.1 million for the same period in 2018.

Full Year 2019 Financial Results

Revenues in 2019 increased 17% to $40.8 million from $34.8 million in 2018.

Gross profit in 2019 increased 27% to $24.3 million (60% of revenues) from $19.2 million (55% of revenues) in 2018. The increases in both gross profit and gross margin were primarily a result of greater revenues spread across semi-fixed costs.

Total operating expenses in 2019 increased 4% to $22.7 million from $21.8 million in 2018. The increase in operating expenses was primarily due to an increase in operating costs across all of the expense categories including on-going investments in sales and marketing, customer success, research and development, and infrastructure staffing, as well as an increase in insurance costs.

Net income totaled $1.8 million or $0.16 per share basic and $0.15 per share diluted (based on 11.3 million basic and 11.8 million diluted weighted average shares outstanding), an improvement from net loss of $2.7 million or $(0.26) per share (based on 10.6 million basic and diluted weighted average shares outstanding) in 2018.

Adjusted EBITDA for 2019 totaled $9.4 million compared to adjusted EBITDA of $3.6 million in 2018.

2020 Financial Outlook

The company is reaffirming its financial guidance for the full year of 2020. The company currently expects revenues of $48 million to $50 million. Management also expects to remain GAAP profitable on an annual basis.

The company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below.

Conference Call

ShotSpotter will hold a conference call today (February 18, 2020) at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and 2020 outlook, and provide an update on business conditions.

ShotSpotter management will host the presentation, followed by a question and answer period.

Date: Tuesday, February 18, 2020

Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

U.S. dial-in: 1-877-451-6152

International dial-in: 1-201-389-0879

Conference ID: 13698284

The conference call will be broadcast simultaneously and available for replay via the investor section of the company’s website at www.shotspotter.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact ShotSpotter’s investor relations team at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day through March 18, 2020.

U.S. replay dial-in: 1-844-512-2921

International replay dial-in: 1-412-317-6671

Replay ID: 13698284

Non-GAAP Financial Measures

Adjusted EBITDA: ShotSpotter discloses the following non-GAAP financial measure in this release and the earnings call referencing this press release: Adjusted EBITDA, which represents the company’s net income or loss before interest (income) expense, income taxes, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for our solutions. In particular, the exclusion of these expenses in calculating adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

ShotSpotter believes adjusted EBITDA also provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. For example, ShotSpotter adjusts EBITDA for stock-based compensation expense because that expense often varies for reasons that are generally unrelated to financial and operational performance in any particular period. Stock-based compensation is utilized by ShotSpotter to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the Company and its stockholders, rather than to address operational performance for any particular period.

Adjusted EBITDA is not a measure calculated in accordance with GAAP. Accordingly, use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of ShotSpotter’s financial results as reported under GAAP. Some of these limitations are: (1) adjusted EBITDA does not reflect the potentially dilutive impact of equity-based compensation; and (2) other companies, including companies in our industry, may calculate adjusted EBITDA or similarly titled measures differently, which reduces the usefulness of the metric as a comparative measure. Because of these and other limitations, you should consider adjusted EBITDA alongside our GAAP-based financial performance measures, in particular net income or loss, and our other GAAP financial results.

The following table presents a reconciliation of adjusted EBITDA to net income or loss, the most directly comparable GAAP measure, for each of the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
GAAP net income (loss)	$1,327	$302	$1,798	$(2,725)
Less:
Interest income	(105)	(10)	(440)	(82)
Income taxes	(74)	19	(41)	(13)
Depreciation and amortization	1,341	1,151	4,982	3,917
Stock-based compensation expense	682	645	3,057	2,468
Adjusted EBITDA	$3,171	$2,107	$9,356	$3,565

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the company’s business plans, international expansion, expectations regarding future sales and expenses, our ability to act opportunistically on strategic M&A opportunities and expand our SaaS platform into adjacent growth markets, our ability to capitalize on market opportunities, the ability to achieve near and long-term growth and profitability objectives, and revenue, operating expense and GAAP profitability guidance for full year 2020. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the company’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all, the company’s ability to maintain and increase sales; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; and the company’s ability to maintain and enhance its brand, as well as other risk factors included in the company’s most recent annual report on Form 10-K and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

About ShotSpotter, Inc.

ShotSpotter (NASDAQ: SSTI) provides acoustic gunshot detection and precision-policing solutions to help law enforcement officials and security personnel prevent and reduce gun violence and make cities, campuses and facilities safer. The company’s flagship product, ShotSpotter® Flex™, is the leading gunshot detection, location and forensic system trusted by over 100 cities. ShotSpotter® Missions™ uses artificial intelligence-driven analysis to help strategically plan patrol missions and tactics for maximum crime deterrence. ShotSpotter has been designated a Great Place to Work® Company.

Company Contact:

Alan Stewart, CFO

ShotSpotter, Inc.

+1 (510) 794-3100

astewart@shotspotter.com

Investor Relations Contacts:

Matt Glover

Gateway Investor Relations

+1 (949) 574-3860

SSTI@gatewayir.com

JoAnn Horne

Market Street Partners

+1 (415) 445-3240

jhorne@marketstreetpartners.com

ShotSpotter, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Revenues	$10,915	$9,708	$40,752	$34,753
Costs
Cost of revenues	4,109	4,051	16,409	14,846
Impairment of property and equipment	—	54	—	686
Total costs	4,109	4,105	16,409	15,532
Gross profit	6,806	5,603	24,343	19,221
Operating expenses
Sales and marketing	2,495	2,175	9,989	8,377
Research and development	1,318	1,300	5,344	4,987
General and administrative	1,746	1,661	7,415	8,425
Total operating expenses	5,559	5,136	22,748	21,789
Operating income (loss)	1,247	467	1,595	(2,568)
Other income (expense), net
Interest income, net	105	10	440	82
Other expense, net	(99)	(156)	(278)	(252)
Total other income (expense), net	6	(146)	162	(170)
Income (loss) before income taxes	1,253	321	1,757	(2,738)
Provision (benefit) for income taxes	(74)	19	(41)	(13)
Net income (loss)	$1,327	$302	$1,798	$(2,725)
Net income (loss) per share, basic	$0.12	$0.03	$0.16	$(0.26)
Net income (loss) per share, diluted	$0.11	$0.03	$0.15	$(0.26)
Weighted average shares used in computing net income (loss) per share, basic	11,384,636	10,827,485	11,302,780	10,569,007
Weighted average shares used in computing net income (loss) per share, diluted	11,775,097	10,672,036	11,846,348	10,569,007

ShotSpotter, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$24,550	$10,218
Accounts receivable and contract asset	13,883	15,267
Prepaid expenses and other current assets	1,764	1,527
Restricted cash	—	60
Total current assets	40,197	27,072
Property and equipment, net	16,556	16,504
Operating lease right-of-use asset	556	—
Goodwill	1,379	1,379
Intangible assets, net	249	242
Other assets	1,634	1,922
Total assets	$60,571	$47,119
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,179	$1,307
Deferred revenue, short-term	26,360	23,102
Accrued expenses and other current liabilities	4,885	4,427
Total current liabilities	32,424	28,836
Deferred revenue, long-term	598	1,060
Other liabilities	298	76
Total liabilities	33,320	29,972
Stockholders' equity
Common stock	57	55
Additional paid-in capital	122,907	114,618
Accumulated deficit	(95,579)	(97,377)
Accumulated other comprehensive loss	(134)	(149)
Total stockholders' equity	27,251	17,147
Total liabilities and stockholders' equity	$60,571	$47,119

ShotSpotter, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31
	2019	2018
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$1,798	$(2,725)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,982	3,917
Impairment of property and equipment	—	686
Stock-based compensation	3,057	2,468
Loss on disposal of property and equipment	—	4
Accounts receivable and contract asset	1,383	(11,224)
Prepaid expenses and other assets	(192)	(766)
Accounts payable	(243)	(346)
Accrued expenses and other current liabilities	108	(246)
Deferred revenue	2,799	6,846
Net cash provided by (used in) operating activities	13,692	(1,386)
Cash flows from investing activities:
Purchase of property and equipment	(4,823)	(8,444)
Investment in intangible and other assets	(86)	(48)
Business acquisition	—	(1,711)
Net cash used in investing activities	(4,909)	(10,203)
Cash flows from financing activities:
Proceeds from issuance of common stock upon secondary offering	11,247	—
Payment of line of credit costs	—	(10)
Payments of offering costs	(445)	—
Proceeds from exercise of stock options	454	550
Repurchases of common stock	(6,718)	—
Proceeds from exercise of warrants	71	988
Proceeds from employee stock purchase plan	873	909
Net cash provided by financing activities	5,482	2,437
Increase (decrease) in cash, cash equivalents and restricted cash	14,265	(9,152)
Effect of exchange rate on cash and cash equivalents	7	(167)
Cash, cash equivalents and restricted cash at beginning of year	10,278	19,597
Cash, cash equivalents and restricted cash at end of year	$24,550	$10,278